Exhibit 107

Calculation of Filing Fee Table

Form S-1 (Registration Statement No. 333-288650)

(Form Type)

WhiteFiber, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Ordinary Shares, par value $0. 01 per share	457(a)	8,984,375	$17.00	$152,734,375.00	0.00015310	23,383.63
Fees Previously Paid	Equity	Ordinary Shares, par value $0. 01 per share	457(o)	—	—	$100,000,000.00	0.00015310	$15,310.00
	Total Offering Amounts					$100,000,000.00		$23,383.63
	Total Fees Previously Paid							15,310.00
	Total Fee Offsets							—
	Net Fee Due							$8,073.63

(1)	Includes 1,171,875 additional shares that the underwriters have the option to purchase.